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CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 9 to Registration Statement No. 33-47703 of BNY Hamilton Funds, Inc. of our reports dated February 9, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectuses, which are also a part of such Registration Statement, and "Fund, Shareholder and Other Services" in the Statement of Additional Information.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
January 24, 1997